Exhibit 2.1

THIRD AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This THIRD AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2024, by and among Mega Matrix Corp., a Delaware corporation (“MPU”), Mega Matrix Inc. (formerly known as MarsProtocol Inc.), an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of MPU (“MPU Cayman”), and MPU Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MPU Cayman (“MPU Merger Sub”).

RECITALS

1. MPU and MPU Cayman have previously entered into an Agreement and Plan of Merger, dated December 7, 2022, and as amended and restated on April 14, 2023 and on December 26, 2023 (collectively the “Original Agreement”), and they now wish to enter into this Third Amended and Restated Agreement and Plan of Merger so as to amend and restate the Original Agreement by the deletion in their entirety and the substitution in their place the terms of this Agreement;

2. The Boards of Directors of each of MPU, MPU Cayman and MPU Merger Sub have unanimously determined that it is advisable and in the best interests of their respective shareholders or stockholders to reorganize so that MPU Cayman will become the parent of MPU as a result of the merger of MPU Merger Sub with and into MPU (the “Merger”), with MPU surviving with the name Mega Matrix Corp.;

3. The respective Boards of Directors of MPU, MPU Cayman and MPU Merger Sub have each unanimously approved the Merger, this Agreement, and, to the extent applicable, the other transactions described herein, pursuant to which MPU will be the surviving company of the Merger and will become a wholly-owned subsidiary of MPU Cayman, all upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and whereby each issued and outstanding share of common stock, par value US$0.001 per share, of MPU (“MPU Common Stock”) shall be converted into the right to receive one class A ordinary share, par value US$0.001 per share, of MPU Cayman (a “MPU Cayman Class A Share”);

4. The Merger requires, among other things, the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of MPU Common Stock cast at a special meeting held for the purpose of approving the Merger (the “Special Meeting”), and the affirmative vote by the sole shareholder of MPU Merger Sub; and

5. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporate Law (the “DGCL”) and the Companies Act of the Cayman Islands (As Revised) (the “Act”), at the Effective Time (as defined in Section 1.02), MPU Merger Sub shall be merged with and into MPU in accordance with this Agreement, and the separate corporate existence of MPU Merger Sub shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the DGCL and the Act, (i) MPU shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), (ii) the corporate identity, existence, powers, rights and immunities of MPU as the Surviving Company shall continue unimpaired by the Merger, and (iii) MPU shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all mortgages, charges or security interests and all contracts, debts, liabilities, claims, obligations, restrictions and duties of MPU Merger Sub, all without further act or deed.

Section 1.02. Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.01, MPU and MPU Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 252(c) of the DGCL to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL in connection with the Merger. The Merger shall become effective at such time that the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II
Charter Documents, Directors and Officers of Surviving Company,

and Certain Representations

Section 2.01. Name of Surviving Company. The name of the Surviving Company shall be “Mega Metrix Corp.”

Section 2.02. Certificate of Incorporation of Surviving Company. The certificate of incorporation of the Surviving Company shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL.

Section 2.03. Bylaws of Surviving Company. From and after the Effective Time, the Bylaws of MPU in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company, until duly amended in accordance with applicable law.

Section 2.04. Directors of Surviving Company. From and after the Effective Time, the directors of MPU immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.05. Officers of Surviving Company. From and after the Effective Time, the officers of MPU immediately prior to the Effective Time shall be the officers of the Surviving Company, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.06. Directors and Officers of MPU Cayman. Immediately prior to the Effective Time, MPU, in its capacity as the sole shareholder of MPU Cayman, agrees to take or cause to be taken all such actions as are necessary to cause at least those persons serving as the directors and officers of MPU immediately prior to the Effective Time to be elected or appointed as the directors and officers of MPU Cayman (to the extent the officers and directors of MPU and MPU Cayman are not already identical), each such person to have the same office(s) with MPU (and the same class designations and committee memberships in the case of directors) as he or she held with MPU, with the directors to serve until the earlier of the next meeting of the MPU Cayman shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Section 2.07. Representation of MPU Cayman. MPU Cayman hereby represents and warrants that it is the owner of all of the outstanding share capital of MPU Merger Sub, free and clear of any adverse claims.

ARTICLE III
Conversion, Issuance and Repurchase of Shares

Section 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either MPU or MPU Cayman:

(a) Conversion of MPU Share; Issuance of MPU Cayman Class A Share. Each issued and outstanding share of MPU Common Stock with a par value of US$0.001 shall automatically be converted into or exchanged for one validly issued, fully paid and non-assessable Class A ordinary share of par value US$0.001 of the MPU Cayman; such conversion shall be effected by means of the cancellation of such share of common stock of MPU, in exchange for the right to receive one such Class A Shares of MPU Cayman. Such MPU Cayman Class A Shares issued to the holders of MPU Common Stock shall constitute the only issued and outstanding shares of MPU Cayman upon the Effective Time.

(b) Treatment of MPU Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MPU, MPU Cayman, MPU Merger Sub, or any other Person, each share of capital stock of MPU Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company (and the shares of the Surviving Company into which the shares of MPU Merger Sub capital stock are so converted shall be the only shares of the Surviving Company’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of MPU Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Company.

(c) Repurchase of MPU Cayman Class A Share. MPU Cayman will repurchase the one MPU Cayman Class A Share that was held by MPU prior to the Merger at a purchase price of US$0.001, which share shall be cancelled.

(d) Stock-Based Compensation Plans. MPU shall assign, and MPU Cayman shall assume, MPU’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of MPU and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by MPU, as the sole shareholder of MPU Cayman, shall be deemed, as of the Effective Time, to constitute approval of the members of MPU Cayman for purposes of Section 422(b) of the Code.

(e) Convertible Securities. MPU shall assign, and MPU Cayman shall assume, MPU’s rights and obligations under its securities, including but not limited to, convertible debentures, warrants and options that may be convertible into or exercisable into MPU Common Stock; provided, however, all reference therein to MPU Common Stock shall be deemed to refer to MPU Cayman Class A Shares.

Section 3.02. Exchange of MPU Cayman Class A Shares.

(a) Uncertificated Shares. At the Effective Time, each outstanding share of MPU Common Stock held in uncertificated, book entry form will be exchanged for one MPU Cayman Class A Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form in MPU Cayman’s register of members by MPU Cayman’s transfer agent.

(b) Certificated Shares. At the Effective Time, each outstanding share of MPU Common Stock held in certificated form will be converted into the right to receive one MPU Cayman Class A Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a stockholder of MPU. Following the consummation of the Merger, MPU’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s MPU Common Stock certificates in exchange for share certificates representing MPU Cayman Class A Shares.

(c) Shareholder Rights at Effective Time. At the Effective Time, holders of MPU Common Stock will cease to be, and will have no rights as, stockholders of MPU, other than the right to receive any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by MPU on such shares of MPU Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of MPU Common Stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in MPU Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon MPU Cayman Class A Shares registered in their respective names in the register of members.

Section 3.03. Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of MPU Common Stock under the DGCL, pursuant to Section 262(b)(1) thereof in connection with the Merger.

ARTICLE IV
Equity Incentive Plan

Section 4.01. Assumption of Equity Plans. At the Effective Time, MPU shall assign, and MPU Cayman shall assume, the rights and obligations of MPU under each Stock Plan (“Assumed Plans”). To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, MPU Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, MPU Cayman Class A Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of MPU Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of MPU Cayman Class A Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 4.02. Other Actions. Such amendments or other actions that are deemed necessary or appropriate by MPU and MPU Cayman to effect the Merger, including to facilitate the assumption by MPU Cayman of the Assumed Plans, and any other amendments or actions that MPU and MPU Cayman shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, and any other change in control arrangements between the MPU and its executive officers and key employees.

ARTICLE V
Conditions Precedent

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of MPU Common Stock cast at the Special Meeting.

(b) No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country that prohibits the consummation of the Merger.

(c) Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by MPU Cayman in connection with the offer and issuance of the MPU Cayman Class A Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d) NYSE American Listing. The MPU Cayman Class A Shares to be issued pursuant to the Merger shall have been authorized for listing on the NYSE American, subject to official notice of issuance and satisfaction of other standard conditions.

(e) Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of MPU, MPU Cayman, MPU Merger Sub or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws, and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

(f) Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

(g) Opinion. MPU shall have received an opinion of Lewis Brisbois Bisgaard & Smith LLP in form and substance reasonably satisfactory to MPU, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to use commercially reasonable efforts to make such representations as are requested by such counsel for the purpose of rendering such opinion.

ARTICLE VI
Termination, Amendment and Waiver

Section 6.01. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of MPU, by action of the Board of Directors of MPU.

Section 6.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MPU, MPU Cayman or MPU Merger Sub.

Section 6.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of MPU of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.04. Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII
Covenants

Section 7.01. Rule 16b-3 Approval. MPU, MPU Cayman, and MPU Merger Sub shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.01 and any other dispositions of MPU equity securities (including derivative securities) or acquisitions of MPU Cayman equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of MPU, or (ii) at the Effective Time, is or will become a director or officer of MPU Cayman, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.02. MPU Cayman Vote. Prior to or concurrent with seeking the approval and adoption of this Agreement by the stockholders at the Special Meeting, MPU Cayman, in its capacity as the sole shareholder of MPU Merger Sub, shall pass shareholder resolutions of MPU Merger Sub which approve and adopt this Agreement and which approve and authorize the Merger and the other transactions provided herein.

Section 7.03. Further Assurances. MPU Cayman shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII
General Provisions

Section 8.01. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 8.02. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 8.03 Effectiveness of Amendment and Restatement. This Agreement amends and restates certain provisions of the Original Agreement. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the date copies hereof have been executed and delivered upon execution by each of the parties hereto.

Section 8.04. Governing Law. To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.05. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 8.06. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.07. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

IN WITNESS WHEREOF, MPU, MPU Merger Sub and MPU Cayman have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Mega Matrix Corp., a Delaware corporation			Mega Matrix Inc., a Cayman Islands company
By:	/s/ Yucheng Hu		By:	/s/ Yucheng Hu
	Name:	Yucheng Hu		Name:	Yucheng Hu
	Title:	Chief Executive Officer		Title:	President

MPU Merger Sub, Inc., a Delaware corporation
By:	/s/ Yucheng Hu
	Name:	Yucheng Hu
	Title:	Chief Executive Officer